Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE
---------------------                         Contacts:  John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000



  WERNER ENTERPRISES REPORTS SECOND QUARTER 2008 REVENUES AND EARNINGS

Omaha, Nebraska, July 17, 2008:
---------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2008.

     Revenues increased 9% to $578.2 million in second quarter 2008 compared to $531.3 million in second quarter 2007. Revenues, excluding trucking fuel surcharges, declined 3% to $443.3 million in second quarter 2008 compared to $457.9 million in second quarter 2007. Earnings per share decreased 15% to 25 cents per share in second quarter 2008 compared to 30 cents per share in second quarter 2007. Werner made significant sequential progress by improving earnings per share from 12 cents in first quarter 2008 to 25 cents in second quarter 2008.

     Freight demand for the Company's Van Network of nearly 4,800 trucks in its Regional, Expedited and medium-to-long haul Van ("Van") fleets showed the normal seasonal improvement from first quarter to second quarter 2008. The percentage of loads to trucks (pre-books) in April and May 2008 were lower than in April and May 2007 and improved in June 2008, exceeding June 2007 levels. During the first half of July, Werner experienced the normal seasonal decline following the holiday, and pre-books tracked at about the same level as the first half of July 2007. The Regional and Expedited markets demonstrated the strongest improvement, with second quarter 2008 demand consistently exceeding second quarter 2007.

     Although the domestic economy remains sluggish, Werner experienced improving freight demand over the last five weeks of second quarter 2008 due to the tightening of capacity. Management believes the primary reason for the freight improvement during June 2008 is due to trucking company failures, and shipper concerns about the potential for further trucking company failures, which results in more shipments being offered to high-service, financially-strong companies such as Werner. The rapid increase in diesel fuel prices during second quarter 2008 likely caused an acceleration of trucking company failures. As carrier failures have been occurring, shippers' understanding of the overall fuel impact has improved. In addition, many trucking companies, including Werner, reduced the size of their fleets over the past year to adapt to the challenging market conditions.

     With respect to pricing and rates, the overall rate market has shifted from a rate decrease market to a rate stable market. If freight demand improves in the third quarter, the potential exists to begin obtaining necessary rate increases in the second half of 2008.

     In mid-March 2007, Werner began reducing its Van fleet to better match declining load volumes with fewer trucks. This proactive decision helped Werner achieve measurable performance improvement by increasing average miles per tractor over 3% and improving revenue per total mile slightly in second quarter 2008 compared to second quarter 2007. Werner employees continue to work extremely hard to produce better asset utilization and provide outstanding customer service, while at the same time tightly managing controllable costs. In addition, the expanding
Werner Value Added Services ("VAS") logistics division is producing continued improved results. The Company sincerely appreciates and respects the outstanding performance of the entire Werner team during these challenging times. The Company also believes it is well positioned to capitalize on the anticipated forthcoming opportunities in the markets it serves.

     Diesel fuel prices reached unprecedented levels during second quarter 2008. Compared to the same month in the prior year, diesel fuel costs were $1.22 per gallon higher in April 2008, $1.63 per gallon higher in May 2008, and $1.70 per gallon higher in June 2008. For the first 17 days of July 2008 compared to the same period in 2007, average fuel prices increased $1.77 per gallon. Fuel expense increased $55.0 million and rent and purchased transportation expense paid to owner-operator drivers (which increased due to the higher fuel reimbursement) increased $5.5 million, when comparing second quarter 2008 to second quarter 2007.

     Werner and the truckload industry as a whole do not recover the entire fuel cost increase through fuel surcharge programs. In the past, the Company negotiated higher rates with customers to recover the fuel expense shortfall in base rates per mile. However, with the softer freight market, Werner has not yet been able to recover the fuel expense shortfall in base rates. As a result, increases in the cost of fuel may continue to negatively impact earnings per share until freight market conditions allow the Company to recover this shortfall from customers.

     During second quarter 2008, the Company improved the controllable aspects of fuel expense by implementing numerous initiatives to improve fuel efficiency. These initiatives include reducing truck idle time, lowering non-billable miles, continued increases in the percentage of aerodynamic, more fuel-efficient trucks in the company truck fleet, and installing auxiliary power units ("APUs") in company trucks. As of June 30, 2008, the Company had installed APUs in approximately 30% of the company-owned truck fleet. The average miles per gallon ("mpg") of company trucks improved in second quarter 2008 compared to second quarter 2007.

     Werner is proud to report that through the efforts of many Werner employees, the Company has made meaningful positive progress by lowering diesel fuel consumption through its proactive initiatives to improve fuel mpg. Due strictly to these mpg improvements, Werner purchased nearly two million fewer gallons in second quarter 2008 than in second quarter 2007. Werner intends to continue these efforts as an environmentally conscious company.

     The U.S. Department of Energy national diesel fuel price index exceeded $4.70 per gallon during June 2008 and averaged $4.37 per gallon in second quarter 2008 compared to $2.81 per gallon in second quarter 2007. For longer haul shipments (over approximately 1,000 miles per trip), the Company observed a modal shift for some shipments from truckload to rail intermodal. The Company believes that because of the effect of higher priced diesel fuel on truckload freight rates, some price-sensitive shippers have been reallocating a greater portion of their long-haul freight from truckload to rail intermodal in recent months. This modal shift is supported by the Company's Intermodal unit within VAS. Ultimately the customer is able to stay with Werner while exploring the lowest cost delivery option on a shipment-by-shipment basis. The Company also believes this partial modal shift has contributed to the more significant decline in freight demand in the longer haul truckload market, although in only rare cases has the customer ultimately transitioned from Werner altogether. The Company has already proactively adapted to this modal shift by reducing the number of trucks in its Van fleet from 3,000 trucks in March 2007 to approximately 2,100 trucks at June 30, 2008.

      The driver recruiting and retention market remained less difficult than a year ago. The weakness in the construction and automotive industries and other factors continue to positively affect the Company's driver availability and selectivity. In addition, the Company's strong mileage utilization and financial strength are attractive to many drivers when compared to many other carriers. During the past few months, several large competitors reduced the maximum speed for their company trucks to as low as 60 miles per hour ("mph") in order to improve fuel mpg. This mph reduction essentially resulted in a pay cut for their drivers who must work longer hours to earn the same amount of pay. In addition, customer transit times in shipping lanes are negatively impacted when the maximum mph is lowered. Werner continues to carefully analyze all aspects of this issue and has no current plans to change the maximum speed for its company trucks from 65 mph.

     The ongoing diversification of the Company's service offerings away from the Van fleet to Dedicated, Regional, Expedited, North America International and logistics through the VAS division helped lessen the impact of a weaker freight market in second quarter 2008. Customer response to these growing service offerings continues to be very positive. Werner intends to continue diversifying and growing these service offerings.

     To provide shippers with additional sources of managed capacity and network analysis, as well as a more global footprint, the Company continues to successfully grow its non-asset based VAS division. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics. In second quarter 2008, VAS received a record number of freight management awards. These new awards are expected to generate additional revenues across all Company business units (including Brokerage, Intermodal, Dedicated and the Van Network) as they are implemented in the second half of 2008. Werner's diverse portfolio of logistics services, backed by the Company's asset-based fleets, has become an attractive option to customers as they look to ensure they have a competitive and seamless supply chain solution.


Value Added Services (amounts in 000's)        2Q08                2Q07
---------------------------------------  -----------------   -----------------
Revenues                                  $67,629   100.0%    $75,849   100.0%
Rent and purchased transportation
  expense                                  57,841    85.5      67,308    88.7
                                         --------            --------
Gross margin                                9,788    14.5       8,541    11.3
Other operating expenses                    6,104     9.1       5,084     6.7
                                         --------            --------
Operating income                           $3,684     5.4      $3,457     4.6
                                         ========            ========

                                              YTD08                YTD07
                                         -----------------   -----------------
Revenues                                 $129,815   100.0%   $145,726   100.0%
Rent and purchased transportation
  expense                                 110,520    85.1     129,237    88.7
                                         --------            --------
Gross margin                               19,295    14.9      16,489    11.3
Other operating expenses                   11,944     9.2      10,092     6.9
                                         --------            --------
Operating income                           $7,351     5.7      $6,397     4.4
                                         ========            ========


     VAS had an 11% decline in reported revenues (as explained below), 15% gross margin growth, and 7% operating income growth in second quarter 2008 compared to second quarter 2007. Beginning in third quarter 2007, Werner and a large VAS customer negotiated a structural change to such customer's continuing arrangement that resulted in a reduction in VAS revenues and VAS rent and purchased transportation expense of $19.5 million from second quarter 2007 to second quarter 2008 and $37.9 million from year to date June 2007 to year to date June 2008. This change had no impact on the dollar amount of VAS gross margin or operating income. Excluding the affected revenues for this customer, VAS revenues grew 20% during the quarter and year to date in 2008 compared to the same period in 2007.

     Brokerage continued to produce strong results with 17% revenue growth and a slight decline in its gross margin percentage. The tightening of truckload capacity due to increased carrier failures is making it more challenging for Brokerage to obtain qualified third party carriers at a comparable cost to prior quarters. Intermodal revenues grew 21%, and the operating margin percentage improved. Werner Global Logistics continues to generate solid growth and better results.

     A comparison of the operating ratios (net of fuel surcharge revenues) for the Truckload Transportation Services ("Truckload") segment and VAS operating ratios for second quarters 2008 and 2007 and year to date 2008 and 2007 is shown below.




Operating Ratios                      2Q08        2Q07       Difference
----------------------              --------     -------     -----------
Truckload Transportation Services     93.0%       90.8%          2.2%
Value Added Services                  94.6        95.4          (0.8)

                                     YTD08       YTD07       Difference
                                    --------     -------     -----------
Truckload Transportation Services     95.1%       92.2%          2.9%
Value Added Services                  94.3        95.6          (1.3)



     Higher fuel prices and higher fuel surcharge collections increase the total Company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for second quarter 2008 and second quarter 2007 are 94.9% and 92.3%, respectively, and for year to date 2008 and 2007 are 96.3% and 93.4%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     The Company's wholly owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S. and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased to $2.2 million in second quarter 2008 compared to $7.6 million in second quarter 2007. In the first quarter 2008 earnings release issued on April 16, 2008, the Company noted that it anticipated lower gains on sales of equipment in second quarter 2008 than in first quarter 2008 due to the effect of the softer freight market and high fuel prices. From mid-April 2008 to June 2008, fuel prices increased approximately 59 cents per gallon and trucking company failures accelerated. As a result, buyer demand declined, and the supply of used trucks increased. Based on current freight and fuel conditions, the Company anticipates that gains on sales of equipment for third quarter 2008 will be lower than the gains realized in second quarter 2008. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     The Company's financial position remains strong.  The Company ended
the  quarter  with  no  debt and $77.5 million of  cash.   Stockholders'
equity is $854.7 million, or $12.14 per share.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                               Quarter          % of       Quarter        % of
                                Ended        Operating      Ended      Operating
                               6/30/08        Revenues     6/30/07      Revenues
                              --------         -----      --------       -----
Operating revenues            $578,181         100.0      $531,286       100.0
                              --------         -----      --------       -----

Operating expenses:
   Salaries, wages and
     benefits                  148,588          25.7       150,335        28.3
   Fuel                        154,963          26.8        99,918        18.8
   Supplies and maintenance     41,261           7.2        40,077         7.6
   Taxes and licenses           27,886           4.8        29,317         5.5
   Insurance and claims         23,907           4.2        23,922         4.5
   Depreciation                 41,683           7.2        41,629         7.8
   Rent and purchased
     transportation            105,220          18.2       108,903        20.5
   Communications and
     utilities                   4,820           0.8         5,182         1.0
   Other                        (1,015)         (0.2)       (6,383)       (1.2)
                              --------         -----      --------       -----
      Total operating
        expenses               547,313          94.7       492,900        92.8
                              --------         -----      --------       -----
Operating income                30,868           5.3        38,386         7.2
                              --------         -----      --------       -----
Other expense (income):
   Interest expense                  3           0.0         1,057         0.2
   Interest income                (964)         (0.2)         (923)       (0.2)
   Other                             1           0.0            46         0.0
                              --------         -----      --------       -----
      Total other expense
       (income)                   (960)         (0.2)          180         0.0
                              --------         -----      --------       -----

Income before income taxes      31,828           5.5        38,206         7.2
Income taxes                    13,716           2.4        15,952         3.0
                              --------         -----      --------       -----
Net income                     $18,112           3.1       $22,254         4.2
                              ========         =====      ========       =====

Diluted shares outstanding      71,417                      74,748
                              ========                    ========
Diluted earnings per share        $.25                        $.30
                              ========                    ========


                                              OPERATING STATISTICS
                                  Quarter Ended                   Quarter Ended
                                     6/30/08         % Change       6/30/07
                                  -----------       ----------    -----------
Trucking revenues, net of
  fuel surcharge (1)                 $368,577          -1.8%         $375,169
Trucking fuel surcharge
  revenues (1)                        134,929          83.8%           73,403
Non-trucking revenues,
  including VAS (1)                    69,510         -11.1%           78,184
Other operating revenues (1)            5,165          14.0%            4,530
                                  -----------                     -----------
     Operating revenues (1)          $578,181           8.8%         $531,286
                                  ===========                     ===========

Average monthly miles per
  tractor                              10,397           3.2%           10,078
Average revenues per total
  mile (2)                             $1.465           0.1%           $1.463
Average revenues per loaded
  mile (2)                             $1.690           0.3%           $1.685
Average percentage of empty
  miles                                 13.35%          1.2%            13.19%
Average trip length in
  miles (loaded)                          540          -3.7%              561
Total miles (loaded and
  empty) (1)                          251,630          -1.9%          256,486
Average tractors in service             8,068          -4.9%            8,483
Average revenues per
  tractor per week (2)                 $3,514           3.3%           $3,402
Capital expenditures, net (1)         $40,582                         ($2,189)
Cash flow from operations (1)         $40,164                         $66,268
Return on assets
  (annualized)                            5.3%                            6.2%
Total tractors (at quarter
  end)
     Company                            7,320                           7,530
     Owner-operator                       730                             820
                                  -----------                     -----------
          Total tractors                8,050                           8,350

Total trailers (truck and
  intermodal, quarter end)             24,700                          24,800


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                               Six Months         % of        Six Months       % of
                                 Ended         Operating        Ended       Operating
                                6/30/08         Revenues       6/30/07       Revenues
                              -----------     ----------     -----------   ----------
Operating revenues             $1,090,968          100.0      $1,035,199        100.0
                              -----------     ----------     -----------   ----------
Operating expenses:
   Salaries, wages and
     benefits                     291,775           26.7         300,856         29.1
   Fuel                           278,799           25.6         189,003         18.3
   Supplies and maintenance        81,770            7.5          79,668          7.7
   Taxes and licenses              56,151            5.1          59,480          5.7
   Insurance and claims            48,639            4.5          48,127          4.7
   Depreciation                    83,479            7.6          84,186          8.1
   Rent and purchased
     transportation               199,683           18.3         209,118         20.2
   Communications and
     utilities                     10,059            0.9          10,274          1.0
   Other                           (3,673)          (0.3)        (11,165)        (1.1)
                              -----------     ----------     -----------   ----------
      Total operating
        expenses                1,046,682           95.9         969,547         93.7
                              -----------     ----------     -----------   ----------
Operating income                   44,286            4.1          65,652          6.3
                              -----------     ----------     -----------   ----------

Other expense (income):
   Interest expense                     6            0.0           2,393          0.2
   Interest income                 (2,037)          (0.1)         (1,974)        (0.2)
   Other                               52            0.0             118          0.0
                              -----------     ----------     -----------   ----------
      Total other expense
        (income)                   (1,979)          (0.1)            537          0.0
                              -----------     ----------     -----------   ----------

Income before income taxes         46,265            4.2          65,115          6.3
Income taxes                       19,778            1.8          27,193          2.6
                              -----------     ----------     -----------   ----------
Net income                        $26,487            2.4         $37,922          3.7
                              ===========     ==========     ===========   ==========

Diluted shares outstanding         71,438                         75,477
                              ===========                    ===========
Diluted earnings per share           $.37                           $.50
                              ===========                    ===========




                                                  OPERATING STATISTICS
                                      YTD 08          % Change           YTD 07
                                    ----------       ----------        ----------
Trucking revenues, net of
  fuel surcharge (1)                  $717,001            -3.3%          $741,475
Trucking fuel surcharge
  revenues (1)                         230,698            72.4%           133,786
Non-trucking revenues,
  including VAS (1)                    133,629           -11.6%           151,135
Other operating revenues (1)             9,640             9.5%             8,803
                                    ----------                         ----------
   Operating revenues (1)           $1,090,968             5.4%        $1,035,199
                                    ==========                         ==========


Average monthly miles per
  tractor                               10,132             3.5%             9,792
Average revenues per total
  mile (2)                              $1.459             0.4%            $1.453
Average revenues per loaded
  mile (2)                              $1.688             0.5%            $1.680
Average percentage of empty
  miles                                  13.53%            0.1%             13.51%
Average trip length in
  miles (loaded)                           541            -4.6%               567
Total miles (loaded and
  empty) (1)                           491,374            -3.7%           510,200
Average tractors in service              8,083            -6.9%             8,684
Average revenues per
  tractor per week (2)                  $3,412             3.9%            $3,284
Capital expenditures, net (1)          $65,970                            $29,375
Cash flow from operations (1)         $120,210                           $134,324
Return on assets
  (annualized)                             3.9%                               5.3%
Total tractors (at quarter
  end)
     Company                             7,320                              7,530
     Owner-operator                        730                                820
                                    ----------                         ----------
          Total tractors                 8,050                              8,350

Total trailers (truck and
  intermodal, quarter end)              24,700                             24,800


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.



                                                    BALANCE SHEET DATA
                                           (In thousands, except share amounts)


                                             6/30/08                 12/31/07
                                          ------------             ------------
                                           (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                   $77,523                  $25,090
   Accounts receivable,trade, less
     allowance of $10,283 and $9,765,          234,991                  213,496
     respectively
   Other receivables                            14,488                   14,587
   Inventories and supplies                     10,013                   10,747
   Prepaid taxes, licenses
     and permits                                 7,809                   17,045
   Current deferred income taxes                30,327                   26,702
   Other current assets                         20,192                   21,500
                                          ------------             ------------
      Total current assets                     395,343                  329,167
                                          ------------             ------------

Property and equipment                       1,621,247                1,605,445
Less - accumulated depreciation                662,690                  633,504
                                          ------------             ------------
      Property and equipment, net              958,557                  971,941
                                          ------------             ------------

Other non-current assets                        18,244                   20,300
                                          ------------             ------------
                                            $1,372,144               $1,321,408
                                          ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                            $63,808                  $49,652
   Insurance and claims accruals                81,650                   76,189
   Accrued payroll                              25,715                   21,753
   Other current liabilities                    26,051                   19,395
                                          ------------             ------------
      Total current liabilities                197,224                  166,989
                                          ------------             ------------


Other long-term liabilities                      7,416                   14,165

Insurance and claims accruals,
  net of current portion                       116,000                  110,500

Deferred income taxes                          196,760                  196,966

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     70,422,549 and 70,373,189 shares
     outstanding, respectively                     805                      805
   Paid-in capital                              99,807                  101,024
   Retained earnings                           942,858                  923,411
   Accumulated other comprehensive
     loss                                        2,018                     (169)
   Treasury stock, at cost; 10,110,987
     and 10,160,347 shares,
     respectively                             (190,744)                (192,283)
                                          ------------             ------------
      Total stockholders' equity               854,744                  832,788
                                          ------------             ------------
                                            $1,372,144               $1,321,408
                                          ============             ============


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier, and IATA Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on the NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

      Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on information currently available to the Company's management and are current only as of the date made. For that reason, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updates or revisions may be made by filing reports with the Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.